Exhibit 10.42

OPTION AGREEMENT

Optionee:

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among Kangaroo Holdings, Inc. and certain investors, dated as of June 14, 2007 (as amended from time to time, the “Stockholders Agreement”) and in the Registration Rights Agreement among Kangaroo Holdings, Inc. and certain investors, dated as of June 14, 2007 (as amended from time to time, the “Registration Rights Agreement”). This Option and any securities issued upon exercise of this Option constitute Management Shares as defined in the Stockholders Agreement.

KANGAROO HOLDINGS, INC.

OPTION AGREEMENT

This option (the “Agreement”) is granted by Kangaroo Holdings, Inc., a Delaware corporation (the “Company”), to the undersigned (the “Optionee”), pursuant to the Company’s 2007 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference, and of which the Optionee hereby acknowledges receipt. For the purpose of this Agreement, the “Grant Date” shall mean .

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, that total number of shares set forth on Schedule A hereto (the “Option Shares”) of Stock with an exercise price of $            . per share, equal to the Fair Market Value of a share of Stock on the Grant Date.

2. Vesting. During the Optionee’s Employment, this Option shall vest and become exercisable with respect to 20% of the Option Shares on and for an additional 20% of the Option Shares on each thereafter (the “Vest Date”).

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee, or by his or her executor or administrator, or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4. Cessation of Employment. Unless the Administrator determines otherwise, the following will apply if the Optionee’s Employment ceases:

(a)	To the extent the Option is not vested and exercisable prior to the cessation of Employment, the Option will be forfeited immediately by the Optionee and will terminate.

(b)	To the extent the Option is vested and exercisable prior to cessation of Employment, the Option will remain exercisable (i) for one year in the case of a termination of Employment resulting from death or Disability, or (ii) for 90 days following a termination of Employment for any other reason.

(c)	Notwithstanding Section 4(b) above, the Option will immediately terminate if the Optionee’s Employment is terminated by the Company for Cause.

(d)	For the avoidance of doubt, the deemed termination of Employment that would result if the Optionee’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate of the Company, will be considered “termination of employment” under Section 5.1 of the Stockholders Agreement.

5. Representations and Warranties of the Parties. Each of the Company and the Optionee represent and warrant to each other that:

(a) Authorization. Such party has full legal capacity, power and authority to execute and deliver this Agreement, and to perform such party’s obligations hereunder. This Agreement has been duly executed and delivered by such party, and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof.

(b) No Conflicts. The execution, delivery and performance by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby, will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which such party is subject, (ii) violate in any material respect any order, judgment or decree applicable to such party or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound.

(c) No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Plan, such party is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of Stock issued upon exercise hereof.

(d) Thorough Review, Etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of independent counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

6. Other Agreements. Optionee acknowledges and agrees that the shares of Stock received upon exercise of this Option shall be subject to the Stockholders Agreement and the Registration Rights Agreement in accordance with their respective terms, and to the transfer and other restrictions, rights and obligations set forth therein. By executing this Agreement, Optionee hereby becomes a party to and bound by the Stockholders Agreement and Registration Rights Agreement as a Manager (as such term is defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person.

7. [Intentionally Omitted.]

8. Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby shall bear such legends as are required by the Stockholders Agreement, and as may be determined by the Administrator prior to issuance.

9. Withholding; Satisfaction of Exercise Price. No Stock will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. Notwithstanding anything to the contrary herein or in the Plan, the Administrator shall permit the Optionee (or his or her permitted transferees, if applicable), at the Optionee’s (or his or her permitted transferees’) election, to exercise all or any portion of his or her then-exercisable Option through net-physical settlement or by delivery of shares of Stock owned by the Optionee (to satisfy both the exercise price and any applicable withholding taxes), to the extent permitted under Section 409A of the Code.

10. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

11. Effect on Employment. Neither the grant of this Option, nor the issuance of Stock upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time or affect any right of such Optionee to terminate his or her Employment at any time.

12. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

13. Dividends. In the event the Company pays a cash dividend to its stockholders, (a) with respect to vested and exercisable Options then outstanding on the date such dividend is paid (the “Payment Date”), the Company shall pay to the Optionee (or his or her permitted transferees) on the Payment Date, pursuant to a separate arrangement that shall in no way relate to the exercise of any of the Options, a cash bonus equal to his or her proportionate share of the Company if he or she owned the Stock underlying such vested and exercisable Options as of the record date for such dividend, and (b) with respect to any unvested Options then outstanding on the Payment Date, the Company shall either (i) adjust the exercise price and/or number of shares of Stock subject to such unvested Options to prevent dilution or enlargement of rights, or (ii) pay to each Optionee (or his or her permitted transferees), pursuant to a separate arrangement that shall in no way relate to the exercise of any of the Options, a cash bonus equal to his or her proportionate share of the Company if he or she owned the Stock underlying such unvested and unexercisable Options as of the record date for such dividend the amount that he or she would have received if he or she owned the Shares underlying such unvested and unexercisable Options as of the record date for such dividend. Any cash bonus referred to in clause (ii) of the preceding sentence will be paid in pro rata installments over the remaining vesting period of the unvested Options to which such bonus relates on each vesting date that follows the Payment Date, commencing with the first vesting date following the Payment Date. If it is determined that any bonus payment referred to in this Section 13 does not comply with Section 409A of the Code, or would cause any tax to become due under Section 409A, or adversely effects the Options, the Company and the Optionee shall use their reasonable efforts and take reasonable actions necessary to put the Option holder in the same position he or she would have been in if the payment was permitted or would not cause a tax to become due under Section 409A, to the extent reasonably practicable.

14. Definitions. The initially capitalized terms used herein shall have the meanings set forth in the Plan and:

“Fair Market Value” in the event of the exercise of the call option under Section 5 of the Stockholders Agreement, shall have the meaning set forth in the Plan; provided, however, that, prior to the existence of a Public Market, in the event that the Optionee delivers a written notice to the Company disputing the Company’s determination of Fair Market Value within five days of receiving such determination, the Fair Market Value will be determined by a mutually acceptable “bulge bracket” independent investment bank, and such value will be based on the standards set forth in the Plan. In the event the Company and the Optionee are unable to reach agreement upon a mutually acceptable “bulge bracket” investment bank within 20 days of such notice, the Company and the Optionee shall each select a “bulge bracket” investment bank within 25 days of such notice, which two investment banks shall select a third “bulge bracket” investment bank to make such determination within 5 days of their selection. The costs and expenses of such investment banks shall be shared equally by the Company and the Optionee.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

KANGAROO HOLDINGS, INC.

By:
Name:
Title:

Dated:

Acknowledged and Agreed

Optionee:

Address of Principal Residence:

Schedule A to

Option Agreement

Grant No.

Grant of Option in Kangaroo Holdings, Inc.

Name of Optionee	Number of Option Shares